UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2013

NuStar Energy L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19003 IH—10 West
San Antonio, Texas 78257
(Address of principal executive offices)

(210) 918-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

Non-GAAP Financial Measures

NuStar Energy L.P. (“NuStar Energy”) is filing this Current Report on Form 8-K to provide a reconciliation of the financial measures earnings before interest, taxes, depreciation and amortization (“EBITDA”) and distributable cash flow that are not defined in U.S. generally accepted accounting principles (“GAAP”), to their nearest comparable GAAP measures, both overall and on a reportable segment basis.

Recent Developments

Eagle Ford Open Season

NuStar Energy recently announced the launch of an open season to assess shipper interest in committed space to transport Eagle Ford Shale crude oil from several terminal locations on our South Texas Crude Oil Pipeline System to our Corpus Christi North Beach facility.  The proposed project would include pipeline capacity upgrades to segments of the South Texas Crude Oil Pipeline System and would be constructed in two phases, for a total aggregate incremental capacity of 100,000 barrels per day, of which 90,000 barrels per day will be available to committed shippers.  The first phase of approximately 35,000 barrels per day is expected to be available for service to committed shippers in the third quarter of 2014, while the second phase of approximately 65,000 barrels per day is expected to be available during the first quarter of 2015.

Internal Growth Project Update

NuStar Energy continues to work on a pipeline project for ConocoPhillips and to lay crude oil gathering lines that will supply additional crude oil volumes to our Eagle Ford crude oil pipeline system.  In addition, we are continuing the construction of a second rail-car offloading facility at our St. James terminal. These projects are expected to be completed and contributing to pipeline and storage segment results by the end of 2013.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	EXHIBIT
Exhibit 99.1	Supplemental Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 12, 2013

NUSTAR ENERGY L.P.

By:	Riverwalk Logistics, L.P.
its general partner

	By:	NuStar GP, LLC
its general partner

By:	/s/ Amy L. Perry
Amy L. Perry
Vice President, Assistant General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	EXHIBIT

Exhibit 99.1	Supplemental Financial Information.